SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*






                                ATMEL Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    049513104
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]       Rule 13d-1(b)

           [X]       Rule 13d-1(c)

           [ ]       Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.     049513104
              ----------------------

--------------------------------------------------------------------------------

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

               Tudor Investment Corporation
          ----------------------------------------------------------------------
               22-2514825
          ----------------------------------------------------------------------

     2)   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
              ------------------------------------------------------------------

          (b)    X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

     3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

     4)   Citizenship or Place of Organization    Delaware
                                                --------------------------------

--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                               0
                                            ------------------------------------
Number of Shares    ------------------------------------------------------------
Beneficially        (6)  Shared Voting Power                    35,850,762
Owned by Each                                 ----------------------------------
Reporting Person    ------------------------------------------------------------
With                (7)  Sole Dispositive Power                          0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power               35,850,762
                                                   -----------------------------
--------------------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned
          by Each Reporting Person                              35,850,762
                                                             -------------------
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
                                                     ---------------------------
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9            7.4%
                                                                ----------------
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)         CO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.     049513104
              ----------------------

--------------------------------------------------------------------------------

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

               Paul Tudor Jones, II
          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

     2)   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
              ------------------------------------------------------------------

          (b)    X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

     3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

     4)   Citizenship or Place of Organization     USA
                                                --------------------------------

--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                               0
                                            ------------------------------------
Number of Shares    ------------------------------------------------------------
Beneficially        (6)  Shared Voting Power                    39,035,750
Owned by Each                                 ----------------------------------
Reporting Person    ------------------------------------------------------------
With                (7)  Sole Dispositive Power                          0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power               39,035,750
                                                   -----------------------------
--------------------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned
          by Each Reporting Person                              39,035,750
                                                             -------------------
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
                                                     ---------------------------
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9            8.1%
                                                                ----------------
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)         IN
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.     049513104
              ----------------------

--------------------------------------------------------------------------------

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

               Tudor Proprietary Trading L.L.C.
          ----------------------------------------------------------------------
               13-3720063
          ----------------------------------------------------------------------

     2)   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
              ------------------------------------------------------------------

          (b)    X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

     3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

     4)   Citizenship or Place of Organization    Delaware
                                                --------------------------------

--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                               0
                                            ------------------------------------
Number of Shares    ------------------------------------------------------------
Beneficially        (6)  Shared Voting Power                     3,184,988
Owned by Each                                 ----------------------------------
Reporting Person    ------------------------------------------------------------
With                (7)  Sole Dispositive Power                          0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                3,184,988
                                                   -----------------------------
--------------------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned
          by Each Reporting Person                               3,184,988
                                                             -------------------
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
                                                     ---------------------------
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9            0.7%
                                                                ----------------
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)         OO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.     049513104
              ----------------------

--------------------------------------------------------------------------------

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

               The Tudor BVI Global Portfolio Ltd.
          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

     2)   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
              ------------------------------------------------------------------

          (b)    X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

     3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

     4)   Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------

--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                               0
                                            ------------------------------------
Number of Shares    ------------------------------------------------------------
Beneficially        (6)  Shared Voting Power                     5,951,041
Owned by Each                                 ----------------------------------
Reporting Person    ------------------------------------------------------------
With                (7)  Sole Dispositive Power                          0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                5,951,041
                                                   -----------------------------
--------------------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned
          by Each Reporting Person                               5,951,041
                                                             -------------------
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
                                                     ---------------------------
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9            1.2%
                                                                ----------------
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)         CO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.     049513104
              ----------------------

--------------------------------------------------------------------------------

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

               The Raptor Global Portfolio Ltd.
          ----------------------------------------------------------------------
               22-2514825
          ----------------------------------------------------------------------

     2)   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
              ------------------------------------------------------------------

          (b)    X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

     3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

     4)   Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------

--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                               0
                                            ------------------------------------
Number of Shares    ------------------------------------------------------------
Beneficially        (6)  Shared Voting Power                    27,226,570
Owned by Each                                 ----------------------------------
Reporting Person    ------------------------------------------------------------
With                (7)  Sole Dispositive Power                          0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power               27,226,570
                                                   -----------------------------
--------------------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned
          by Each Reporting Person                              27,226,570
                                                             -------------------
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
                                                     ---------------------------
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9            5.6%
                                                                ----------------
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)         CO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.     049513104
              ----------------------

--------------------------------------------------------------------------------

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

               The Altar Rock Fund L.P.
          ----------------------------------------------------------------------
               06-1558414
          ----------------------------------------------------------------------

     2)   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
              ------------------------------------------------------------------

          (b)    X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

     3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

     4)   Citizenship or Place of Organization    Delaware
                                                --------------------------------

--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                               0
                                            ------------------------------------
Number of Shares    ------------------------------------------------------------
Beneficially        (6)  Shared Voting Power                       256,085
Owned by Each                                 ----------------------------------
Reporting Person    ------------------------------------------------------------
With                (7)  Sole Dispositive Power                          0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                  256,085
                                                   -----------------------------
--------------------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned
          by Each Reporting Person                                 256,085
                                                             -------------------
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
                                                     ---------------------------
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9            0.1%
                                                                ----------------
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)         PN
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.     049513104
              ----------------------

--------------------------------------------------------------------------------

     1)   Names of Reporting Person

          S.S. or I.R.S. Identification No. of Above Person

               Witches Rock Portfolio Ltd.
          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

     2)   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
              ------------------------------------------------------------------

          (b)    X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

     3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

     4)   Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------

--------------------------------------------------------------------------------
                    (5)  Sole Voting Power                               0
                                            ------------------------------------
Number of Shares    ------------------------------------------------------------
Beneficially        (6)  Shared Voting Power                     2,417,066
Owned by Each                                 ----------------------------------
Reporting Person    ------------------------------------------------------------
With                (7)  Sole Dispositive Power                          0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                2,417,066
                                                   -----------------------------
--------------------------------------------------------------------------------

     9)   Aggregate Amount Beneficially Owned
          by Each Reporting Person                               2,417,066
                                                             -------------------
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)
                                                     ---------------------------
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9            0.5%
                                                                ----------------
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)         CO
                                                            --------------------
--------------------------------------------------------------------------------

 Item 1(a).    Name of Issuer:

               ATMEL Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               2325 Orchard Parkway
               San Jose, CA  95131

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ( "TIC")
               Paul Tudor Jones, II
               Tudor Proprietary Trading, L.L.C. ( "TPT")
               The Tudor BVI Global Portfolio Ltd. ( "BVI Portfolio") The Raptor Global Portfolio Ltd. ( "Raptor Portfolio") The Altar Rock Fund L.P. ( "Altar Rock")
               Witches Rock Portfolio Ltd. ( "Witches Rock")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, TPT, and Altar Rock is:

                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of each of Raptor Portfolio, BVI Portfolio, and Witches Rock is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           P.O. Box 4774
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation.
               Mr. Jones is a citizen of the United States.
               TPT is a Delaware limited liability company.
               Altar Rock is a Delaware limited partnership.
               Raptor Portfolio, BVI Portfolio, and Witches Rock are companies organized under the laws of the Cayman Islands.

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $0.001

Item 2(e).     CUSIP Number:

               049513104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
         (a) [ ] Broker or Dealer registered under section 15 of the Act
         (b) [ ] Bank as defined in section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)
                 (1)(ii)(G) (Note: See Item 7)
         (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership (As of December 31, 2005).

         (a) Amount Beneficially Owned: See Item 9 of cover pages

         (b) Percent of Class: See Item 11 of cover pages

         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote
                   See Item 5 of cover pages

             (ii)  shared power to vote or to direct the vote
                   See Item 6 of cover pages

             (iii) sole power to dispose or to direct the disposition of
                   See Item 7 of cover pages

             (iv) shared power to dispose or to direct the disposition of
                  See Item 8 of cover pages

               The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (3,184,988 shares), Raptor Portfolio (27,226,570 shares), BVI Portfolio (5,951,041 shares), Altar Rock (256,085 shares), and Witches Rock (2,417,066 shares). Because TIC provides investment advisory services to Raptor Portfolio, BVI Portfolio, and Witches Rock and is the general partner of Altar Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.


Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            Dated:  February 13, 2006


                            TUDOR INVESTMENT CORPORATION


                            By:    /s/ Stephen N. Waldman
                                   ---------------------------------------------
                                   Stephen N. Waldman
                                   Managing Director and Associate General
                                     Counsel


                                   /s/ Paul Tudor Jones, II
                            ---------------------------------------------------
                                   Paul Tudor Jones, II


                            TUDOR PROPRIETARY TRADING, L.L.C.


                            By:    /s/ Stephen N. Waldman
                                   ---------------------------------------------
                                   Stephen N. Waldman
                                   Managing Director and Associate General
                                     Counsel


                            THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                            By:      Tudor Investment Corporation,
                                     Trading Advisor

                                   By:   /s/ Stephen N. Waldman
                                         ---------------------------------------
                                         Stephen N. Waldman
                                         Managing Director and Associate General
                                           Counsel

                               THE RAPTOR GLOBAL PORTFOLIO LTD.

                               By:    Tudor Investment Corporation,
                                      Investment Advisor


                                      By:   /s/ Stephen N. Waldman
                                            ------------------------------------
                                            Stephen N. Waldman
                                            Managing Director and Associate
                                              General Counsel

                               THE ALTAR ROCK FUND L.P.

                               By:    Tudor Investment Corporation,
                                      General Partner


                                      By:   /s/ Stephen N. Waldman
                                            ------------------------------------
                                            Stephen N. Waldman
                                            Managing Director and Associate
                                            General Counsel


                               WITCHES ROCK PORTFOLIO LTD.

                               By:    Tudor Investment Corporation,
                                      General Partner


                                      By:   /s/ Stephen N. Waldman
                                            ------------------------------------
                                            Stephen N. Waldman
                                            Managing Director and Associate
                                            General Counsel